Exhibit 99.1

FOR IMMEDIATE RELEASE

YOU ON DEMAND
ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT

(New York, NY, 2/10/12) –YOU On Demand Holdings, Inc. (“the Company”), China’s leading national Pay-Per-View (PPV) and Video On Demand (VOD) platform, today announced the completion of a 75-to-1 reverse stock split of the Company’s common stock, effective for shareholders of record on February 13, 2012.

“The purpose of this reverse stock split is to improve YOU On Demand's prospects of successfully listing its common stock on the NASDAQ Capital Market,” said Shane McMahon, Chairman and CEO of YOU On Demand.

YOU On Demand shareholders will receive one new share of the Company's common stock for every 75 shares held. The reverse stock split will reduce the number of shares issued from approximately 1.1 billion to approximately 14.5 million on a fully diluted basis, and will not negatively affect any of the rights that accrue to holders of YOU On Demand common stock, preferred stock, or options.

About YOU On Demand Holdings, Inc.

YOU On Demand is the leading national Pay-Per-View and Video On Demand platform in China. The Company offers high quality premium content to customers across China through its Near Video On Demand (NVOD), Video On Demand (VOD) and Subscription Video On Demand (SVOD) services. The Company consists of a portfolio of businesses that include alliances with leading media operators, comprehensive end-to-end content delivery, an exclusive billing solution, governmental partnerships and approvals, and value added services.

YOU On Demand has secured strategic partnerships with the largest media entities in China, and has a highly experienced management team with a strong background in Cable, Television, Media and Telecom. The company is headquartered in New York, NY, with its China headquarters in Beijing.  For more information, visit http://www.yod.com.

SafeHarbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
Jason.Finkelstein@yod.com

Stuart Zakim
Bridge Strategic Communications for YOU On Demand
732-754-9051
stu@bridgestrategic.com